UNITED STATES

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DTE Energy Company

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DTE DTE’s Strong Governance Already Includes the Ability to Call Special Meetings DTE’s current 25% threshold to call a special meeting is most common in the market We were deliberate and thoughtful in determining the 25% threshold • allows shareholders a meaningful voice • mitigates the potential for misuse by a small minority of shareholders who may be pursuing narrow, short-term interests Our current special meeting provision balances access and meaningful holding duration • The one year holding requirement ensures that topics which merit the unusual step of convening a meeting are concerns significant to longer-term shareholders • Lowering the special meeting threshold to 10% would allow a single DTE shareholder to utilize the provision Our special shareholder meeting provision is consistent with other companies of similar size 64% of the S&P 500 have a special meeting provision of those, more than 22% have a 25% threshold next most common threshold is 50% only 11% have 10% Source: Factset, as of 8/31/21 Existing Governance Provisions Provide Many Opportunities to Address Critical Issues Directors regularly participate in our robust an ongoing shareholder engagement program In 2021 we engaged with holders representing 46% of outstanding shares Michigan state law affords additional protections requiring shareholder approval for major corporate actions1 1 See pertinent sections of Michigan Corporate Law: MCL 450.1703a, MCL 450.1753, MCL 450.1754, MCL 450.1804 and MCL 450.1611. The board of directors recommends a vote against the lower 10% special shareholder meeting threshold proposal DTE’s Board thoroughly and deliberately considered the request and is confident that the current 25% provision best serves the Company and its shareholders. We will continue to seek shareholder feedback and insight as part of regular review of this and other governance structural best practices.

DTE Our Clean Vision for a Net Zero Carbon Future We are a leader in setting net zero carbon goals in our operations and value chain by 2050 We have a history of not only setting but accelerating leading climate goals We support our customers in adopting more efficient, cleaner equipment in their homes and businesses The Scope 3 shareholder proposal asks us to set a net zero goal for our customer’s usage. We have limited influence in household and business customer, • Heating demand • Cooking needs • Equipment efficiency DTE Electric Net Zero Commitment Adding thousands of megawatts of wind and solar power Retiring coal-fired power plants Accelerating voluntary renewables program, one of the largest in the nation DTE Electric Net Zero Carbon Reduction Goals 2023 2028 2040 2050 32% 50% 80% Net Zero DTE Gas Net Zero Commitment Supplier net zero by 2050 DTE Gas operational net zero by 2050 Partnering with customers to reduce their emissions DTE Gas will require its suppliers to operate at net zero greenhouse gas emissions by 2050 Main renewal program and infrastructure modernization Set a customer 35% GHG reduction goal by 2050 from 2005 Support industry-wide movement toward cleaner natural gas production Will invest in a combination of renewable natural gas and carbon offsets Growing CleanVision Natural Gas Balance program, the nation’s first program to include both carbon offsets and RNG DTE and its Board believes the adoption of the shareholder proposal to revise its net zero target to include full scope 3 value chain emissions would divert resources from our existing climate strategy and expose the Company to unnecessary legal risk to achieve a target without a clear path to accomplishing.